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CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by MB Financial, Inc. pertaining to the MB Financial, Inc. Stock Deferred Compensation Plan and the MB Financial, Inc. Non-Stock Deferred Compensation Plan of our report dated February 9, 2001, on our audit of the consolidated balance sheets of MB Financial, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ending December 31, 2000, included in the Annual Report on Form 10-K and amended on Form 10-K/A for the year ended December 31, 2000.

/s/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
January 31, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS